Air Transport Services Group Announces 2013 Results
2013 Adjusted EBITDA at Target; Improved Outlook for 2014

WILMINGTON, OH, March 5, 2014 - Air Transport Services Group, Inc. (Nasdaq: ATSG), a leading provider of aircraft leasing, and air cargo transportation and related services, today reported consolidated financial results for the quarter and year ended December 31, 2013.
For the fourth quarter of 2013:

•
Revenues increased 2 percent to $157.0 million, compared with the fourth quarter of 2012, attributable mainly to increased airline operations for DHL in the U.S., and greater aircraft leasing revenues than a year ago.

•	Results for the fourth quarter included a non-cash impairment charge of $52.6 million, related to the write-off of goodwill associated with ATSG’s 2007 purchase of Air Transport International.

•
Excluding the impairment charge, fourth-quarter adjusted earnings from continuing operations were $9.7 million, or $0.15 per fully diluted share, down from fourth-quarter 2012 earnings of $12.2 million, or $0.19 per share. Including the impairment charge, ATSG’s loss from continuing operations for the fourth quarter of 2013 was $42.8 million, or $0.67 per share.

•
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, also adjusted for the impairment charges and derivative gains) was $44.2 million, up 4 percent from the prior-year quarter. Adjusted EBITDA increased in each of the last two quarters of 2013, and totaled $157.5 million for the year, within the company’s previously announced targeted range.

•	Higher interest rates and positive returns on pension assets resulted in a reduction of $135.3 million in post-retirement pension liabilities in 2013.

•	Stockholder's equity increased to $369.0 million, or 23 percent from December 31, 2012.

•
Adjusted earnings from continuing operations and adjusted EBITDA are non-GAAP financial measures. Both are defined and reconciled to comparable GAAP results in separate tables at the end of this release.

Joe Hete, President and Chief Executive Officer of ATSG, said, "Our results for the fourth quarter demonstrate continued sequential progress against our goals to improve our margins, allowing us to deliver the EBITDA we projected for 2013 and increasing our free cash flow outlook for 2014. We remain very focused on strengthening our airline businesses and capitalizing on the emerging demand we are beginning to see by placing more of our freighters into revenue service around the world. Our strategic investment in West Atlantic, one of Europe’s largest independent air cargo operators, is an important step toward that goal.”
ATSG’s cargo airline Air Transport International (ATI), completed its military combi fleet upgrade, retired its remaining legacy DC-8 aircraft, and increased its operating block hours on a sequential-quarter basis throughout 2013, but remained unprofitable throughout the year. The recent termination of ATI’s support for DHL’s Mideast network, and a continuing flat air cargo environment in commercial markets here and abroad, resulted in a $52.6 million non-cash charge against ATSG’s remaining ATI-related goodwill.

ATSG continues to work toward making ATI a lower-cost competitor for opportunities with the major air cargo networks worldwide.
2013 revenues decreased 5 percent to $580 million compared with 2012, due primarily to reduced international operations. A loss from continuing operations of $19.6 million for the year, equal to $0.31 per share, compares with earnings from continuing operations of $41.6 million, or $0.65 per share in 2012. Excluding the effects of the impairment charge, ATSG’s adjusted earnings from continuing operations for 2013 were $33.0 million, or $0.51 per share. Adjusted EBITDA decreased 3 percent to $157.5 million.
Segment Results
CAM (Aircraft Leasing)

CAM	Fourth Quarter Year
($ in thousands)	2013	2012	2013	2012
Revenues	$41,922	$39,492	$160,342	$154,565
Pre-Tax Earnings	16,228	17,680	66,208	68,499

Significant Developments:

•
Higher revenues for the fourth quarter and year were the result of five more CAM-owned Boeing 757 and 767 aircraft in service in the fourth quarter of 2013 than a year earlier. Lower pre-tax earnings from leasing operations reflect higher depreciation on the aircraft added, and fewer gains on sales of aircraft and engines than in the fourth quarter of 2012.

•
At year-end 2013, ATSG owned 49 cargo aircraft in serviceable condition - 20 leased to external customers and 29 leased to CAM’s airline affiliates. A table reflecting cargo aircraft in service is included at the end of this release.

•	The in-service fleet consisted of forty-two Boeing 767 freighters, four Boeing 757 freighters, and three 757 combis (combined passenger and main-deck cargo aircraft).

•	CAM’s sixth 767-300 freighter entered service during the fourth quarter, and its two remaining DC-8 combis were retired at year-end.

•
One 767-300 freighter and one 757 combi were completing inspections prior to deployment at year-end. The fourth 757 combi entered service for the U.S. military in February, and a seventh 767-300 freighter will enter service later this month. This marks the completion of the company’s fleet upgrade to an all-Boeing 767 and 757 fleet.

ACMI Services

ACMI Services	Fourth Quarter		Year
($ in thousands)	2013	2012	2013	2012
Revenues
Airline services	$100,399	$103,587	$376,592	$404,053
Reimbursables	16,756	17,264	67,912	74,940
Total ACMI Services Revenues	117,155	120,851	444,504	478,993

Pre-Tax Loss	(56,576)	(2,960)	(78,186)	(14,503)
Impairment Charge	52,585	—	52,585	—
Pre-Tax Loss Excluding Impairment Charge	(3,991)	(2,960)	(25,601)	(14,503)

Significant Developments:

•
Fourth-quarter airline services revenues decreased $3 million to $100 million, compared with the fourth quarter last year. The segment’s quarterly pre-tax loss excluding impairment charges increased to $4 million, from $3 million in 2012. International operations for major air network operators, and results from ad hoc holiday season operations in North America, were lower in 2013.

•
ATI’s fourth quarter operating loss, while larger than a year ago, was smaller than in the third quarter of 2013 as its revenues increased nearly 9 percent. Newer 757 combis served all of ATI’s combi routes to remote U.S. military bases during the quarter, and ATI’s two remaining DC-8 combis were retired. A fourth 757 combi entered service early this year.

•	During the first quarter of 2014, DHL ended ACMI agreements for three 767 freighters that had supported its Mideast networks.

•
Since the third quarter of 2013, three 767 freighters have been deployed on ACMI routes offsetting the loss of the Mideast business. One for DHL connects Panama to DHL’s U.S. network, another operates for a European airline on a transatlantic route, and the third serves Caribbean routes for a Miami-based airline.

•	ABX Air’s ACMI and CMI support for DHL in the U.S. continued to provide consistent revenues and earnings in the fourth quarter and 2013.

•	Overall, ACMI block hours decreased 6 percent during the fourth quarter compared to the prior-year period, but increased 10 percent from the third quarter.

Other Activities

Other Activities	Fourth Quarter Year
($ in thousands)	2013	2012	2013	2012
Revenues	$34,050	$30,467	$117,292	$112,343
Pre-Tax Earnings	3,012	3,048	12,200	11,650

•
Revenues and earnings in the fourth quarter continued the positive trend of the third quarter. Aircraft maintenance operations, and good results from management of U.S. Postal Service sorting facilities, were improved from the fourth quarter of 2012. Aircraft maintenance capacity available to serve third-party customers is expected to expand beginning in the second quarter of 2014 with completion of a new hangar in Wilmington.

Outlook
ATSG projects, based on its current view of aircraft deployments, that its Adjusted EBITDA for 2014 will be in a range of $165 to $170 million.
Hete said, “Air cargo markets continue to be characterized by changing alliances and initiatives, challenging carriers to develop best-fits of routes and networks with ideal aircraft types and service platforms. In that kind of market, we believe that our more modern, all-767 and 757 fleet, our midsize-freighter focus, flexible deployment options ranging from long-term dry leases to wet leases or short-term charter operations, all with comprehensive maintenance and technical support, are unique and compelling advantages. As trends shift toward smaller twin-engine, multi-mission freighter types and specialty niche aircraft like our combis, we think we are ideally positioned to benefit from future commercial market growth while retaining a key role in the U.S. military’s supplemental airlift programs.

“With our fleet growth and modernization program completed, business process improvements continuing, and positive developments in our pension plans, we expect to generate strong free cash flow during 2014, and gain even greater flexibility to allocate our capital in ways that provide optimal long-term benefits to our shareholders. We have five currently underutilized Boeing 767s, and a sixth that becomes available later this month, which when successfully deployed would significantly improve our EBITDA above the projected range.”
Conference Call
ATSG will host a conference call on March 6, 2014, at 10:00 a.m. Eastern time to review its financial results for the fourth quarter and full year 2013. Participants should dial 888-895-5479 and international participants should dial 847-619-6250 ten minutes before the scheduled start of the call and ask for conference pass code 36742250. The call will also be webcast live (listen-only mode) via www.atsginc.com and www.earnings.com for individual investors, and via www.streetevents.com for institutional investors.
A replay of the conference call will be available by phone on March 6, 2014, beginning at 2:00 p.m. and continuing through March 13, 2014, at (888) 843-7419 (international callers 630-652-3042); use pass code 36742250#. The webcast replay will remain available via www.atsginc.com and www.earnings.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services, the level of deployments of our aircraft, our operating airlines' ability to maintain on-time service and control costs, and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
REVENUES	$156,963	$154,552	$580,023	$607,438

OPERATING EXPENSES
Salaries, wages and benefits	48,612	48,817	175,383	184,644
Fuel	11,219	13,966	49,376	53,928
Maintenance, materials and repairs	25,270	22,405	97,053	97,540
Depreciation and amortization	25,672	21,606	91,749	84,477
Rent	6,940	7,251	27,468	25,970
Travel	4,785	5,521	18,693	22,683
Landing and ramp	2,940	4,150	11,204	15,973
Insurance	1,750	1,936	6,216	7,716
Impairment of goodwill	52,585	—	52,585	—
Other operating expenses	11,197	7,911	37,111	35,819
	190,970	133,563	566,838	528,750

OPERATING INCOME (LOSS)	(34,007)	20,989	13,185	78,688
OTHER INCOME (EXPENSE)
Interest income	18	32	74	136
Interest expense	(3,749)	(3,497)	(14,249)	(14,383)
Net gain on derivative instruments	206	923	631	1,879
	(3,525)	(2,542)	(13,544)	(12,368)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(37,532)	18,447	(359)	66,320
INCOME TAX EXPENSE	(5,308)	(6,236)	(19,266)	(24,672)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(42,840)	12,211	(19,625)	41,648

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(1)	(198)	(3)	(774)
NET EARNINGS (LOSS)	$(42,841)	$12,013	$(19,628)	$40,874

EARNINGS (LOSS) PER SHARE - Basic
Continuing operations	$(0.67)	$0.19	$(0.31)	$0.66
Discontinued operations	—	—	—	(0.02)
NET EARNINGS (LOSS) PER SHARE	$(0.67)	$0.19	$(0.31)	$0.64

EARNINGS (LOSS) PER SHARE - Diluted
Continuing operations	$(0.67)	$0.19	$(0.31)	$0.65
Discontinued operations	—	—	—	(0.02)
NET EARNINGS (LOSS) PER SHARE	$(0.67)	$0.19	$(0.31)	$0.63

WEIGHTED AVERAGE SHARES
Basic	64,054	63,525	63,992	63,461
Diluted	64,054	64,244	63,992	64,420

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,699	$15,442
Accounts receivable, net of allowance of $717 in 2013 and $749 in 2012	52,247	47,858
Inventory	9,050	9,430
Prepaid supplies and other	9,730	8,855
Deferred income taxes	13,957	19,154
Aircraft and engines held for sale	2,995	3,360
TOTAL CURRENT ASSETS	119,678	104,099

Property and equipment, net	838,172	818,924
Other assets	21,143	20,462
Pension assets, net of obligations	14,855	—
Intangibles	4,896	5,146
Goodwill	34,395	86,980
TOTAL ASSETS	$1,033,139	$1,035,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,818	$36,521
Accrued salaries, wages and benefits	23,163	22,917
Accrued expenses	9,695	8,502
Current portion of debt obligations	23,721	21,265
Unearned revenue	8,733	10,311
TOTAL CURRENT LIABILITIES	100,130	99,516
Long term debt	360,794	343,216
Post-retirement obligations	30,638	185,097
Other liabilities	62,740	62,104
Deferred income taxes	109,869	46,422

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 75,000,000 shares authorized; 64,618,305 and 64,130,056 shares issued and outstanding in 2013 and 2012, respectively	646	641
Additional paid-in capital	524,953	523,087
Accumulated deficit	(126,813)	(107,185)
Accumulated other comprehensive loss	(29,818)	(117,287)
TOTAL STOCKHOLDERS’ EQUITY	368,968	299,256
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,033,139	$1,035,611

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRE-TAX EARNINGS AND ADJUSTED PRE-TAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
CAM	$41,922	$39,492	$160,342	$154,565
ACMI Services
Airline services	100,399	103,587	376,592	404,053
Reimbursables	16,756	17,264	67,912	74,940
Total ACMI Services	117,155	120,851	444,504	478,993
Other Activities	34,050	30,467	117,292	112,343
Total Revenues	193,127	190,810	722,138	745,901
Eliminate internal revenues	(36,164)	(36,258)	(142,115)	(138,463)
Customer Revenues	$156,963	$154,552	$580,023	$607,438

Pre-tax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	16,228	17,680	66,208	68,499
ACMI Services	(3,991)	(2,960)	(25,601)	(14,503)
Other Activities	3,012	3,048	12,200	11,650
Goodwill impairment charge	(52,585)	—	(52,585)	—
Net, unallocated interest expense	(402)	(244)	(1,212)	(1,205)
Net gain on derivative instruments	206	923	631	1,879
Total Pre-tax Earnings (loss)	$(37,532)	$18,447	$(359)	$66,320

Adjustments to Pre-tax Earnings
Add goodwill impairment charge	52,585	—	52,585	—
Less net gain on derivative instruments	(206)	(923)	(631)	(1,879)
Adjusted Pre-tax Earnings	$14,847	$17,524	$51,595	$64,441

Adjusted Pre-tax Earnings is defined as Earnings (loss) from Continuing Operations Before Income Taxes plus asset impairment charges, less derivative gains. Management uses Adjusted Pre-tax Earnings from Continuing Operations to assess the performance of its operating results among periods. Adjusted Pre-tax earnings from Continuing Operations is a non-GAAP financial measure and should not be considered an alternative to Earnings (loss) from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Earnings (Loss) from Continuing Operations Before Income Taxes	$(37,532)	$18,447	$(359)	$66,320
Interest Income	(18)	(32)	(74)	(136)
Interest Expense	3,749	3,497	14,249	14,383
Depreciation and Amortization	25,672	21,606	91,749	84,477
EBITDA from Continuing Operations	$(8,129)	$43,518	$105,565	$165,044
Add goodwill impairment charge	52,585	—	52,585	—
Less net gain on derivative instruments	(206)	(923)	(631)	(1,879)

Adjusted EBITDA from Continuing Operations	$44,250	$42,595	$157,519	$163,165

EBITDA and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings (loss) from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

EBITDA from Continuing Operations is defined as Earnings (loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA from Continuing Operations is defined as EBITDA from Continuing Operations plus asset impairment charges, less derivative gains.

Management uses EBITDA from Continuing Operations as an indicator of the cash-generating performance of the operations of the Company. Management uses Adjusted EBITDA from Continuing Operations to assess the performance of its operating results among periods. EBITDA and Adjusted EBITDA from Continuing Operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, or as an alternative measure of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EARNINGS
NON-GAAP RECONCILIATION
(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2013			December 31, 2013
		Per Share			Per Share
	Earnings	Basic	Diluted	Earnings	Basic	Diluted

Earnings (loss) from continuing operations	(42,840)	$(0.67)	$(0.67)	(19,625)	$(0.31)	$(0.31)
Effect of goodwill impairment charge	52,585	0.82	0.82	52,585	0.83	0.82
Adjusted earnings from continuing operations	9,745	$0.15	$0.15	32,960	$0.52	$0.51

Weighted Average Shares		64,054	65,004		63,992	64,857

Adjusted earnings and adjusted earnings per share from continuing operations are a non-GAAP financial measures and should not be considered as alternatives to earnings or earnings per share from continuing operations or any other performance measure derived in accordance with GAAP.

Adjusted earnings from continuing operations is defined as earnings (loss) from continuing operations plus goodwill impairment charge. The goodwill impairment charge is not deductible for income tax purposes.

Management uses adjusted earnings and adjusted earnings per share from continuing operations to assess the performance of its operating results. Adjusted earnings from continuing operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
IN-SERVICE CARGO AIRCRAFT FLEET

Aircraft Types
	December 31,			December 31,			December 31,
	2012			2013			2014 Projected
			Operating			Operating			Operating
	Total	Owned	Lease	Total	Owned	Lease	Total	Owned	Lease
B767-200	40	36	4	40	36	4	40	36	4
B767-300	7	5	2	8	6	2	9	7	2
B757-200	3	3	—	4	4	—	4	4	—
B757 Combi	—	—	—	3	3	—	4	4	—
DC-8 Combi	4	4	—	—	—	—	—	—	—
Total Aircraft In-Service	54	48	6	55	49	6	57	51	6

Owned Aircraft In Serviceable Condition
	December 31,			December 31,			December 31,
	2012			2013			2014 Projected

ATSG airlines		28			29			24-30
External customers		20			20			21-27
		48			49